Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-91737, 333-34552, 333-45486, 333-49842, 333-52012, 333-65192, 333-82864, 333-113544 and 333-120976) pertaining to the 1996 Stock Option Plan, 1999 Director Option Plan, Employee Stock Purchase Plan, 1999 Stock Incentive Plan, 2000 Supplemental Stock Option Plan and Written Compensation Agreements of Blue Coat Systems, Inc.; the 2000 Stock Incentive Plan of Spring Bank Networks, Inc.; and the 1999 Equity Incentive Plan; 2000 Equity Incentive Plan of Entera, Inc. and the Cerberian, Inc. 2000 Stock Option Plan of Blue Coat Systems, Inc. of our report dated November 16, 2004, with respect to the financial statements of Cerberian, Inc. included in the current report on Form 8-K/A dated January 27, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah

January 25, 2005